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                                                          SEC File No. 333-48659
                                                                  Rule 424(b)(3)
                                                      PROSPECTUS-PROXY STATEMENT

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                              (a Texas corporation)

                        5,810,840 Shares of Common Stock
                         (Par value, $0.001 per Share)

         This Prospectus-Proxy Statement provides information needed by each shareholder of Summit Technologies, Inc. ("Summit Technologies"), a Texas corporation. The directors of Summit Technologies have agreed to cause it to merge with another Texas corporation, Summit Environmental Corporation, Inc. (the "Company" herein), provided the shareholders of Summit Technologies vote to approve the proposed merger (the "Merger"). Summit Technologies' management has voting power over 50.4 percent of the shares of stock entitled to vote on this matter but has agreed to vote their shares in accordance with the majority vote of the other shareholders. Should the proposed Merger be approved and effected, each shareholder of Summit Technologies effectively will exchange his or her Summit Technologies shares of common stock for an equal number of shares of common stock of the Company (the "Shares"). The proposed Merger transaction has been registered with the Securities and Exchange Commission (the "Commission") as has the distribution (the "Spinoff") of 500,000 additional shares of common stock of the Company to the approximately 650 shareholders of SuperCorp Inc. in 35 states. The Spinoff is intended to create a broad

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                   PROSPECTUS-PROXY STATEMENT SUPPLEMENT NO. 1

The proposed merger described herein, between the Company and Summit Technologies, Inc., was approved by a vote of the shareholders of both companies and became effective on December 2, 1998.

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

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                                                           UNDERWRITING            PROCEEDS TO
                                        PRICE TO           DISCOUNTS AND              OTHER
                                        RECIPIENT           COMMISSIONS            PERSONS(1)
--------------------------------------------------------------------------------------------------
Per Share                               $0.114(2)               $0                   $0.114
--------------------------------------------------------------------------------------------------
5,810,840 Merger Shares(3)              $662,514                $0                  $662,514
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

        The date of this Prospectus-Proxy Statement is November 10, 1998